STOCK TRADING POLICY

Procedures And Guidelines Governing
Securities Trades By Directors And Senior Executives

I.    POLICY

State and federal securities laws prohibit the use of material non-public information in breach of a duty of trust or confidence by any person in purchasing or selling securities, as well as the communication of such information to any other person who may purchase or sell securities.

In order to comply with these laws, The Cooper Companies, Inc. (together with its subsidiaries, the “Company”) has adopted this Stock Trading Policy (“Policy”).

II.    SCOPE

A.    This Policy covers the directors and Senior Executives of the Company (as listed in Exhibit A of this Policy), their spouses, dependent children, and others living in their households and all entities (such as trusts and corporations) over which such directors and Senior Executives have or share voting or investment control (collectively referred to herein as "directors and Senior Executives"). Directors and Senior Executives are responsible for ensuring compliance by their families, other members of their households and entities over which they exercise voting or investment control.
B.    The Company has designated certain of the directors and Senior Executives as the directors, officers and entities who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the Securities and Exchange Commission (the "SEC"). Each of these individuals is identified as such on Exhibit A and is referred to herein as a "Section 16 Party." The Company will amend Exhibit A from time to time as necessary to update the list of Section 16 Parties.

C.    Directors and Senior Executives whose service with the Company terminates during a quarterly or special blackout period as provided for by Section V.A. shall remain subject to this Policy through the end of such blackout period. In addition, directors and Senior Executives whose service with the Company terminates at a time when they are in possession of material non-public information shall remain subject to this Policy until such time that the information has become public or is no longer material.

D.    This Policy shall not apply to a trustee or custodian which holds shares for the benefit of any person subject to this Policy so long as (1) the trustee or custodian is not also a person subject to this Policy and (2) no person subject to this Policy, directly or indirectly, has or shares voting or investment control over such shares (including the right to direct the actions of the trustee or custodian), or has the right to replace the trustee or custodian without cause or to terminate or revoke the trust without cause.

E.    This Policy applies to any and all transactions in the Company's securities, including its common stock and options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities, by persons and entities subject to this Policy.

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CooperCompanies Stock Trading Policy
Adopted: March 22, 2023

III.    MATERIAL NON-PUBLIC INFORMATION

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products or product developments;
•important business developments, such as the results of clinical trials and developments regarding strategic collaborations;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.

Information is “non-public” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The General Counsel shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public is a reasonable waiting period before such information is deemed to be public.

IV.    POLICY AND PROCEDURES

A.    PROHIBITED ACTIVITIES

1.    No director or Senior Executive may trade in Company securities, in breach of a duty of trust or confidence, while in possession of material non-public information concerning the Company or its securities. It does not matter that there is an independent, justifiable reason for a purchase or sale. The foregoing restriction(s) shall not apply to trades validly made pursuant to a Trading Plan adopted and approved in compliance with Sections VI.A and VI.B below.

2.    No director or Senior Executive may disclose material non-public information concerning the Company or its securities to any outside person (including family members, analysts, individual investors, or members of the investment community and news media), unless required as part of that director’s or Senior Executive’s regular duties for the Company or authorized by the Company’s General Counsel. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the

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CooperCompanies Stock Trading Policy
Adopted: March 22, 2023

information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material non-public information about the Company or its securities should be forwarded to the Company’s Investor Relations department.

3.    No director or Senior Executive may give trading advice of any kind about the Company to anyone while possessing material non-public information about the Company or its securities, except that directors and Senior Executives should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all directors and Senior Executives from giving trading advice concerning the Company to third parties even when the directors and Senior Executives do not possess material non-public information about the Company or its securities.

4.    No director or Senior Executive may:
(a)    trade in the securities of any other public company while possessing material non-public information concerning that company or its securities obtained in the course of service as a director, officer, or employee of the Company,
(b)    disclose such material non-public information concerning such other public company or its securities to anyone not subject to appropriate measures to preserve the confidentiality of the information and prohibit the trading on the basis of such material non-public information by such person, or
(c)    give trading advice of any kind to anyone concerning such other public company while possessing such material non-public information about that company or its securities.

5.    No director or Senior Executive may trade in the securities of any companies with which discussions of mergers, acquisitions, material contracts, or other negotiations are being conducted by the Company.

6.    The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this Policy.

B.    HEDGING/PLEDGING POLICY

•Hedging: In addition to the prohibitions set out in Section IV.A above, no director or Senior Executive may engage in any of the following transactions in securities that suggest speculation in the Company’s stock (e.g., trying to profit in short-term movements, either increases or decreases, in the stock price):

•Short Selling: selling borrowed securities that the seller anticipates can be replaced with securities purchased at a lower price in the future;

•Short Selling Against the Box: selling securities but not delivering them in a timely fashion;

•Put or Call Options of All Types: acquiring rights to sell and/or purchase securities within a certain time period at a specified price;

•Forward Sale (or Purchase) Contracts: agreements to sell (or purchase) securities at a fixed price on a later date, thus avoiding (or assuming) the risks or rewards of ownership;

•Equity Swaps: financial derivative contracts where a set of future cash flows are to be exchanged between two counterparties at a set future date; or

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CooperCompanies Stock Trading Policy
Adopted: March 22, 2023

•Exchange Funds: a mechanism allowing holders of a single stock to diversify into a group of other stocks without directly selling their stock.

Note that many hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements may indirectly involve a short sale. Also, certain forms of short sales by executive officers and Directors are also currently illegal under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

•Pledging: The Company requires that its executives and members of the Board do not margin or pledge Company stock to secure a loan or purchase Company stock “on margin” (that is, borrow funds to purchase stock, including in connection with exercising any Company stock options) without prior notification to and approval from the General Counsel or their designee(s).

C.    PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities, short-swing trading by Section 16 Parties or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act”). Any director or Senior Executive who is uncertain whether other prohibitions or restrictions apply should ask the General Counsel or their designee(s).

V.    BLACKOUT PERIODS

A.    BLACKOUT PERIODS.

The directors and Senior Executives are subject to the policies and procedures adopted with regard to trading windows and blackout periods, as amended from time to time.

Such policies and procedures include provisions for regular blackout periods prior to the Company's public release of quarterly or year-end earnings information. From time to time, additional special blackout periods also may be implemented during which time trading restrictions will apply because of developments that have not yet been disclosed. Written notification of regular and special blackout periods will be sent by the General Counsel or their designee(s).

No director or Senior Executive may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Company may designate.

B.    TRANSACTIONS WITH THE COMPANY

Trading blackouts do not apply to purchases of the Company’s securities from the Company, or to sales of the Company’s securities to the Company.

C.    STOCK OPTIONS AND OTHER EQUITY AWARDS.

Trading blackouts do not apply to vesting of equity-based awards or exercises of stock options or other equity awards, or to the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception). Notice of any transaction must still be provided in accordance with the procedures and policies adopted by the Company with regard to executive trading and Section 16 reporting.

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CooperCompanies Stock Trading Policy
Adopted: March 22, 2023

D.    GIFT TRANSFERS.

Notwithstanding the foregoing, a director or Senior Executive may make a gift transfer, including a transfer to a trust or custodian for the benefit of a minor, during a blackout period provided that the donee is subject to this Policy and the restrictions of this Policy to the same extent as the donor for the duration of such blackout period. Otherwise, gift transfers may only be made by a director or Senior Executive outside of a blackout period.

E.    EXCEPTIONS FOR HARDSHIP CASES.

The Company may, on a case-by-case basis, authorize trading in Company securities during blackout periods due to financial hardships. Hardship authorizations for directors and Senior Executives will only be considered if the person trading has notified the General Counsel in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s) at least two days in advance. Any hardship authorization for a director or Senior Executive will require approval by both the General Counsel and the Board.

The existence of the foregoing approval procedures does not in any way obligate the approval of any trades requested by hardship applicants.

VI.    RULE 10B5-1 PLANS

A.    TRADING PLANS.

A person subject to this Policy may adopt a written plan for trading Company securities ("Trading Plan") and trade Company securities pursuant to such Trading Plan provided that each of the following conditions is satisfied:

•the Trading Plan is intended to satisfy the affirmative defense conditions of Exchange Act Rule 10b5-1(c) and comply with all requirements of Rule 10b5-1 and includes a statement to that general effect (it being understood that a Trading Plan satisfying the conditions of this section is not intended to be the exclusive means by which a person subject to this Policy may avail himself or herself of the affirmative defense conditions of Exchange Act Rule 10b5-1(c));
•for any Section 16 Party, the Trading Plan, or any amendment or modification thereto, includes a representation that the Section 16 Party is (i) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan, or the amendment or modification thereto, in good faith and not as part of a plan or scheme to evade Rule 10b5;
•with respect to any purchase or sale, the Trading Plan either (i) expressly specifies the amount, price and date, (ii) provides a written formula, algorithm or computer program for determining amounts, prices and dates, or (iii) does not permit the person subject to this Policy to exercise any subsequent influence over how, when, or whether to effect such purchase or sale (provided any other person with such influence does not have access to any material non-public information regarding the Company or its securities when exercising such influence);
•the Trading Plan is adopted, or amended or modified, in good faith at a time when the person is (i) not in possession of material non-public information concerning the Company and (ii) not subject to a blackout period with respect to the Company, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•the person does not have more than one Trading Plan in effect at a time, except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the General Counsel;

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CooperCompanies Stock Trading Policy
Adopted: March 22, 2023

•the trades under the Trading Plan, alone or taken together with the person's trading activity outside the Trading Plan, do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act;
•the trades under the Trading Plan, without consideration to the person’s trading activity outside the Trading Plan, would not cause the person to be in violation of any stock ownership guideline or requirement set by Company policy;
•during the term of the Trading Plan, the person shall not enter into or alter a hedging transaction or position with respect to the Company securities covered by the Trading Plan while in possession of material non-public information concerning the Company or its securities;
•a copy of the Trading Plan, and any subsequent amendment or modification thereto, and notice of termination of the Trading Plan is provided to the General Counsel at least ten (10) business days prior to the time they are to become effective; and
•trades under the Trading Plan, or any subsequent amendment or modification thereto that changes the amount, price or dates of purchases or sales (or the formula, algorithm, or computer program for determining the amount, price or dates of purchases or sales) (a “Trading Term-Altering Amendment”), do not commence until:
o    for any Section 16 Party: the later of (i) 90 days after the adoption of the Trading Plan or of any Trading Term-Altering Amendment to the Trading Plan, as the case may be, or (ii) two business days after the Company’s filing of the Annual Report on Form 10-K or Quarterly Report on Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted or in which a Trading Term-Altering Amendment to the Trading Plan was adopted, as the case may be; and
o    for any other employees or persons: at least thirty (30) days have elapsed from the date the Trading Plan or a Trading Term-Altering Amendment to the Trading Plan was adopted, as the case may be.

B.    APPROVAL OF TRADING PLAN.

No trades may take place pursuant to any Trading Plan until (i) it is submitted to the General Counsel for review, together with a written certification from the person that all of the applicable conditions specified above are satisfied and (ii) it is approved by the General Counsel, who shall certify their approval in writing.

Provided the Trading Plan is so approved, individual trades under the Trading Plan need not be resubmitted for approval by the General Counsel. However, any subsequent amendment or modification to the Trading Plan, or termination of such plan, must be resubmitted to the General Counsel for approval in the preceding manner.

C.    NO OBLIGATION TO APPROVE TRADES.

The existence of the foregoing approval procedures does not in any way obligate the General Counsel to approve any Trading Plans requested by a director or Senior Executive. The General Counsel may reject any request at its reasonable discretion.

Please also note that persons subject to this Policy bear responsibility for the compliance of their Trading Plans with Rule 10b5-1 and other applicable securities laws, and that approval by the General Counsel of a Trading Plan's compliance with this Policy does not constitute an assurance or an opinion by the Company or the General Counsel that the plan complies with Rule 10b5-1 or other applicable securities laws.

D.    DISCLOSURE OF TRADING PLANS.

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CooperCompanies Stock Trading Policy
Adopted: March 22, 2023

The Company reserves the right to publicly disclose, announce or respond to inquiries from the media regarding the adoption, amendment, modification or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.

E.    SUSPENSION OR DISCONTINUANCE OF TRADING PLANS.

The Company reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the General Counsel or the Board, in its discretion, determines that such suspension, discontinuance or other prohibition is in the best interests of the Company.

VII.    POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.    COMPANY DISCIPLINE

Violation of this Policy or federal or state insider trading or tipping laws by any director or Senior Executive may subject a director to dismissal proceedings and a Senior Executive to disciplinary action by the Company up to and including termination for cause.

The Company may, in its discretion, issue any necessary stop-transfer orders to the Company's transfer agent to enforce compliance with this Policy and reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its Policy has been violated. The Company may determine that specific conduct violates its Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

B.    REPORTING OF VIOLATIONS

Any director or Senior Executive who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other directors, officers, or employees, must report the violation immediately to the General Counsel.

Upon learning of any such violation, the General Counsel, in consultation with the Company's external legal counsel, will determine whether the Company should release any material non-public information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

VIII.    INTERPRETATION, AMENDMENT, AND IMPLEMENTATION OF THIS POLICY

The General Counsel shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the General Counsel, may include amendments to, or departures from, the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Actions taken by the Company, the General Counsel, or any other Company personnel do not constitute legal advice, nor do they insulate persons subject to this Policy from the consequences of noncompliance with this Policy or with securities laws.

IX.    CERTIFICATION OF COMPLIANCE

All directors and Senior Executives subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy and any related policies or procedures.

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CooperCompanies Stock Trading Policy
Adopted: March 22, 2023